As filed with the Securities and Exchange Commission on July 1, 2005
                                      An Exhibit List can be found on page II-1.
                                                     Registration No. 333-______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                                 CEREPLAST, INC.
                 (Name of small business issuer in its charter)

                Nevada                                   2650                                91-2154289
---------------------------------------- -------------------------------------- --------------------------------------
    (State or other Jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    Incorporation or Organization)            Classification Code Number)

                       3421-3433 West El Segundo Boulevard
                           Hawthorne, California 90250
                   (Address and telephone number of principal
               executive offices and principal place of business)

             Frederic Scheer, President and Chief Executive Officer
                                 CEREPLAST, INC.
                       3421-3433 West El Segundo Boulevard
                           Hawthorne, California 90250
                                 (310) 676-5000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered      registered (1)        maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                         share
-------------------------------------------------------------------------------------------------------------
      Common stock, $.001 par           25,872,000      $0.10(2)            $2,587,200              $304.51
              value per share
-------------------------------------------------------------------------------------------------------------
                        Total           25,872,000                          $2,587,200              $304.51
-------------------------------------------------------------------------------------------------------------

(1) Includes shares of our common stock, $.001 par value per share, which may be offered pursuant to this registration statement, which shares are presently outstanding. The offering price is based on the offering price that we utilized in connection with our private placement.

(2) Estimated solely for purposes of calculating the registration fee.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

33

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 1, 2005

                                 CEREPLAST, INC.
                              25,872,000 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of up to 25,872,000 shares of our common stock presently outstanding. The selling stockholders will sell at the fixed price of $0.10 per share for the duration of the offering or until we are listed on the OTC Bulletin Board. The $0.10 offering price was used as it was the price paid for our common stock in our most recent private offering. If we are quoted on the OTC Bulletin Board the selling stockholders will be entitled to sell at prevailing market prices or privately negotiated prices. We are currently not listed on an exchange and do not have a stock symbol. We will pay the expenses of registering these shares.

      Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and our common stock is presently not listed on an exchange or other trading medium.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is ________________, 2005.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Cereplast, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS

                                                                           Page

Prospectus summary                                                            3
Risk Factors                                                                  4
Use of Proceeds                                                               8
Market for common equity and related stockholder matters                      8
Management's discussion and analysis of financial condition                   9
Business                                                                     13
Management                                                                   15
Certain relationships and related transactions                               19
Security Ownership and Certain Beneficial Owners and Management              20
Description of securities to be registered                                   20
Indemnification for securities act liabilities                               21
Plan of distribution                                                         21
Selling Stockholders                                                         24
Legal Matters                                                                39
Experts                                                                      39
Available Information                                                        39
Index To Financial Statements                                                41

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                                 CEREPLAST, INC.

      We are a Nevada corporation engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. For the three months ended March 31, 2005, we had revenues of $115,765 and incurred net loss of $52,691. For the years ended December 31, 2004 and 2003, we generated revenues of $616,508 and $295,314 and incurred a net loss of $286,698 and $185,538, respectively. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated June 21, 2005, have expressed substantial doubt about our ability to continue as going concern. We were incorporated as a Nevada corporation on September 29, 2001

      Our principal offices are located at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. We are a Nevada corporation.

--------------------------------------------------------------------------------------------------------------------------
Common stock offered by selling stockholders                 25,872,000 shares of common stock.

                                                             This number  represents  15.9% of our  current  outstanding common stock.
--------------------------------------------------------------------------------------------------------------------------
Common stock to be outstanding after the offering            162,171,262 shares
--------------------------------------------------------------------------------------------------------------------------
Use of proceeds                                              We will  not  receive  any  proceeds  from  the sale of the common stock.
--------------------------------------------------------------------------------------------------------------------------
Symbol                                                       We are  currently not listed on an exchange and do not have a stock symbol.
--------------------------------------------------------------------------------------------------------------------------

      The above information regarding common stock to be outstanding after the offering is based on 162,171,262 shares of common stock outstanding as of June 28, 2005.

      All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

      See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the above financings.

RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have A History Of Incurring Net Losses; We Expect Our Net Losses To Continue As A Result Of Planned Increases In Operating Expenses; And, Therefore, We May Never Achieve Profitability Which May Cause Us To Seek Additional Financing Or To Cease Operations.

We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. For the three months ended March 31, 2005, we had revenues of $115,765 and incurred net loss of $37,755. For the years ended December 31, 2004 and 2003, we generated revenues of $616,508 and $295,314 and incurred a net loss of $286,698 and $185,538, respectively. We expect to continue to incur net losses and negative cash flows for the foreseeable future. In addition, we anticipate losses to continue because we expect to incur additional costs and expenses related to:

      o     brand development;

      o     marketing and other promotional activities;

      o     expansion of operations;

      o     continued development of products;

      o     implementation of systems to process customers' orders and payments;
            and

      o     development of relationships with strategic business partners.

      We will need to generate significant additional revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the market acceptance of our horseshoes and the economy.

      It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.

We Have A Limited Operating History, Therefore It Is Difficult To Evaluate Our Financial Performance And Prospects and, as a result, you only have limited information to evaluate our future performance.

      We have only recently commenced the marketing of our products. We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will generate revenues, operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

Because of our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations our auditor has raised substantial doubt about our ability to continue our business

      We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2004 and 2003, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations and, further, in order to avoid ceasing our operations, we must either generate additional revenue and/or raise additional funding. If our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations continue, our business could be materially adversely affected.

If we do not obtain financing when needed, our business will fail as we will not have sufficient funds to further develop, manufacture or market our products

      In order for us to further develop our products, we will need to obtain additional financing. As of March 31, 2005, we had cash in the amount of $4,705. We currently do not have any income. Our business plan calls for significant expenses in connection with the development, manufacturing and marketing of our resins. We will also require additional financing if our costs are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues once we commence the marketing of our products. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required.

The commercial success of our business depends on the widespread market acceptance of plastics manufactured with our resins and if we are unable to generate interest in our resins or if the manufacturers are unable to generate interest in its plastics produced with our resins we will be unable to generate sales and we will be forced to cease operations.

      Although there is a developed market for petroleum based plastics, the market for plastics produced with our environmentally friendly resins has yet to develop. Our success will depend on consumer acceptance of these plastics as well as the success of the commercialization of plastics produced with our resins by third parties. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our product in the plastics market. The standard plastics market sector is well established with entrenched competitors with whom we must compete.

We may not be successful in protecting our intellectual property and proprietary rights and we may be required to expend significant amounts of money and time in attempting to protect our intellectual property and proprietary rights and if we are unable to protect our intellectual property and proprietary rights our competitive position in the market could suffer.

      We rely on a combination of trade secret protection and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our patent applications that we may file in the future or for our patent applications we have filed to date, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us, if any, may not afford us any competitive advantage, others may independently develop similar technology and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

Management and affiliates own enough shares to control shareholder vote which could limit the rights of existing or future shareholders and, as a result, you may not be able to influence various corporate actions.

      Our executive officers, directors, affiliates and entities controlled by them own approximately 78% of the outstanding common stock. As a result, these executive officers and directors will control the vote on matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending our Certificate of Incorporation or other material corporate actions.

We have not yet commenced full scale production of our resins and it is possible that some of our resins or plastics made with our resins may not perform as well as other resins or conventional plastics

      Although we believe that we can engineer our resins to meet many of the critical performance requirements for specific applications, individual products produced with our resins may not perform as well as conventional foodservice disposables. We are still developing many of our resins and we have not yet evaluated the performance of all of them. If we fail to develop resins that allow plastics made with our resins to perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

Established manufacturers in the foodservice disposables industry could improve the ability to recycle their existing products or develop new environmentally preferable, disposable foodservice containers which could render our technology obsolete and could negatively impact our ability to compete

      We expect to compete with other resin providers as well as plastic manufacturers servicing the food service industry that develop environmentally friendly plastic using technology that does not require resins. Virtually all of the key participants in the food service industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of products produced with our resins.

      In addition, several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.

Unavailability of raw materials used to manufacture our products, increases in the price of the raw materials, or the necessity of finding alternative raw materials to use in our resins could delay the introduction and market acceptance of our resins

      Although we believe that sufficient quantities of all raw materials used in our resins are generally available, if any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of our resins. However, polymer lactic acid, which is used in our resins, is not readily available from multiple sources in the public market. We may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

Our   operations   are  subject  to   regulation  by  the  U.S.  Food  and  Drug
Administration

      The manufacture, sale and use of resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. We believe that our resins and all other current and prototype resins are in compliance with all requirements of the FDA and do not require additional FDA approval. However, the FDA may not agree with these conclusions, which could have a material adverse affect on our business operations.

Risks Relating to Our Common Stock:

There is presently no market for our common stock, such market may not develop and if such market does not develop you may not be able to sell your shares.

At the present time, no market for our common stock exists. A market for our common stock is in large part predicted on our future earnings as well as our ability to be successfully listed on an exchange such as the Over-the-Counter Bulletin Board. If we are not approved to be traded on the Over-the-Counter Bulletin Board or if we do not generate revenue or a profit, no market for our common stock may be developed.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      There is no market for our common stock.

      As of June 28, 2005, there were approximately 91 holders of record of our common stock and 162,171,262 shares of common stock outstanding. Approximately 366,625 shares of common stock are eligible for resale under Rule 144. We have no options and warrants outstanding.

      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

----------------------------------------------------------------------------------------------------------------------
Plan Category                   Number of shares to be       Weighted-average exercise    Number of shares remaining
                                issued upon exercise of      price of outstanding         available for future
                                outstanding options and      options and warrants         issuance under equity
                                warrants                                                  compensation plans
----------------------------------------------------------------------------------------------------------------------
Approved by security holders                -0-                          --                           -0-
----------------------------------------------------------------------------------------------------------------------
Not approved by security                    -0-                          --                       25,000,000
holders
----------------------------------------------------------------------------------------------------------------------
Total                                       -0-                          --                       25,000,000
----------------------------------------------------------------------------------------------------------------------

2004 Stock Option Plan

General

The 2004 Stock Option Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 25,000,000 shares of Common Stock for issuance under the 2004 Stock Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

The 2004 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Stock Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Purpose

The primary purpose of the 2004 Stock Option Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees.

Administration

The 2004 Stock Option Plan is administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Stock Option Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Stock Option Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

Eligibility

Under the 2004 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Stock Option Plan.

Terms of Options

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Stock Option Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten(10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Stock Option Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Stock Option Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Stock Option Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

      Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We were organized in September 2001, and we are engaged in the development of a new substrate to substitute fossil fuel based plastics. We were successful in creating this new resin that can be applied to conventional converting equipment, at a price competitive with traditional plastic. We started to test-market commercialization of its 100% environmentally friendly proprietary materials through the manufacturing of disposable food service ware. Our
"plastic" can be used in all major converting processes such as injection molding, thermoforming, blow molding, extrusions, etc. We spent several years on testing not only the physical properties of resins, but also their process ability on conventional equipment. Management believes that it is a key element for the resin to be useable on conventional equipment, and believes that it will be easier for traditional converters to substitute petroleum based resins with our resins.

Our proprietary substrate is made from annually renewable resources such as corn and potato starch. All of our resins are biobased, biodegradable and compostable, and finished products made of our resin have demonstrated to exhibit comparable or superior performance characteristics, such as greater strength/rigidity and are commercially produced and sold at prices that are competitive with conventional plastic.

Products made of our resin have been tested for their compostability with specific reference to US standards such as ASTM 6400 D99 or ASTM 6868. Several of our resins have passed successfully such standards requirements allowing our company to introduce on the market products, which were the first of their class. For instance in year 2004 we announced that our utensils sold under the brand name NAT-UR(R) were granted the first Biodegradable Products Institute Logo.

In addition, we had several resins tested for their biobased content. This is an important aspect of the resins, especially now that several State and Federal initiatives are pushing energy independence and use of alternative energy and products.

Although we developed the resins focusing on the properties and environmental aspects of the products, in recent months the drastic increase in petroleum based plastics is creating a momentum for bio-based products.

Our company so far has concentrated on applications in the food service industry due to an existing and growing demand for "compostable" products. However, we are also exploring the possibility of extending the use of our resins to other fields, such as agriculture, where we are currently working on a research project with potentially large applications in agriculture. The medical field is also of interest to our company, and several conversations have been entertained with professionals from the medical field for specific applications.

OPERATIONS - THE THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2004

The following sets forth selected items from our statements of operations (in thousands) and the percentages that such items bear to net sales for the three months ended March 31, 2005 (`1Q05') and March 31, 2004 (`1Q04').

                                                   1Q05               1Q04
                                             -----------------  ----------------
Net sales                                    $ 116      100.0%  $  71      100.0%
Cost of sales                                   82       71.0      61       86.0
                                             -----------------  ----------------
Gross profit                                    34       29.0      10       14.0
                                             -----------------  ----------------
General and administrative                      48       41.4      94      132.4
Research and development                        16       14.0      12       17.0
                                             -----------------  ----------------
Total operating expenses                        64       55.2     106      149.4
                                             -----------------  ----------------
Loss from operations before other expense      (30)     (25.9)    (96)    (135.2)
                                             -----------------  ----------------
Interest expense                                (8)      (7.0)     (4)      (6.0)
                                             -----------------  ----------------
Net loss                                       (38)     (32.8)   (100)    (140.8)
                                             -----------------  ----------------

1Q05 COMPARED WITH 1Q04

Net sales for 1Q05 increased by $45,000 or 63.0%, to $116,000 compared to $71,000 for 1Q04. Management attributes the increase in net sales to market exposure, which resulted in increases in our customer base and related volume of recurring and new customer sales, as well as the introduction of new products.

COST OF SALES

The cost of sales for 1Q05 increased by $21,000 or 34.4%, to $82,000 from $61,000 in 1Q04. As a percentage of sales, cost of sales was 71.0% for 1Q05, compared to 86.0% in 1Q04, indicating a 15.0% decrease. Management attributes the decrease in cost of sales between 1Q05 and 1Q04 to an increase of products being sold, and purchase discounts from vendors.

GROSS PROFIT

The gross profit increased $24,000, or 240.0%, to $34,000 in 1Q05 from $10,000 in 1Q04. The gross profit margin also increased 15.0%, to 29.0% in 1Q05, compared to 14.0% in 1Q04, primarily due to an increase in sale of products, and an increase in purchase volume discounts from vendors.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative ("G&A") expenses for 1Q05 decreased by $46,000, or 48.9%, to $48,000, compared to $94,000 for 1Q04. As a percentage of total sales, G&A decreased from 132.40% in 1Q04 to 41.4% in 1Q05 due to a decrease in marketing expenses.

RESEARCH AND DEVELOPMENT

The research and development cost for 1Q05 increased by $4,000, or 33.3%, to $16,000, compared to $12,000 for 1Q04. The 33.3% increase in research and development was due to testing various resins for product manufacturing, as well as its use on various converting processes.

LOSS FROM OPERATIONS

During 1Q05, the Company generated a loss from operations of $30,000, as compared to $96,000 for 1Q04, a decrease of 68.8%. Management attributes the decrease in loss income from operations to decreases in general and administrative expenses and increases in sales.

INTEREST EXPENSE

Interest expense for 1Q05 increased by $4,000, or 100.0%, to $8,000, compared to $4,000 for 1Q04, due primarily to usage of revolving lines of credit, leased equipment and shareholder loans.

NET LOSS

Net loss for 1Q05 decreased by $62,000, or 62.0%, to $(38,000), compared to $(100,000) for 1Q04. As discussed above the decrease was due to a decrease in marketing expenses.

OPERATIONS - THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

The following sets forth selected items from our company's statements of operations (in thousands) and the percentages that such items bear to net sales for the years ended December 31, 2004 (`FY04') and December 31, 2003 (`FY03').

                                                   FY04               FY03
                                             -----------------  -----------------
Net sales                                    $ 616      100.0%  $ 295      100.0%
Cost of sales                                  577       94.0     313      106.0
                                             -----------------  -----------------
Gross profit                                    39        6.0     (18)      (6.0)
                                             -----------------  -----------------
General and administrative                     244       40.0     117       40.0
Research and development                        61       10.0      39       13.0
                                             -----------------  -----------------
Total operating expenses                       305       50.0     156       53.0
                                             -----------------  -----------------
Loss from operations before other expense     (266)     (43.0)   (174)     (59.0)
                                             -----------------  -----------------
Interest expense                               (21)      (3.0)    (11)      (4.0)
                                             -----------------  -----------------
Net loss                                      (287)     (47.0)   (185)     (63.0)
                                             -----------------  -----------------

FY04 COMPARED WITH FY03

Net sales for FY04 increased by $321,000 or 108.8%, to $616,000 compared to $295,000 for FY03. Management attributes the increase in net sales to market exposure, new customers and introduction of new products.

COST OF SALES

The cost of sales for FY04 increased by $264,000 or 84.3%, to $577,000 from $313,000 in FY03. As a percentage of sales, cost of sales was 94.0% for FY04, compared to 106.0% in FY03, indicating a 12.0% decrease. Management attributes the decrease in cost of sales between FY04 and FY03 to an increase of products being sold.

GROSS PROFIT

The gross profit increased $57,000, or 216%, to $39,000 in FY04 from $(18,000) in FY03. The gross profit margin also increased 146.2%, to 6.0% in FY04, compared to (6.0)% in FY03, primarily due to higher sales of products.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative ("G&A") expenses for FY04 increased by $127,000, or 108.0%, to $244,000, compared to $117,000 for FY03. The increase in G&A expenses was due to increased legal consultancy and professional fees. As a percentage of total sales, G&A was consistent at 40.0% in FY03 and FY04.

RESEARCH AND DEVELOPMENT

The research and development cost for FY04 increased by $22,000, or 36.0%, to $61,000, compared to $39,000 for FY03. The 36.0% increase in research and development was due to testing various resins for product manufacturing to be used in all major converting processes.

LOSS FROM OPERATIONS

During FY04, the Company generated a loss from operations of $266,000, as compared to $174,000 for FY03, an increase of 52.9%. Management attributes the increase in loss income from operations to an increase in research and development, marketing expenses and professional fees.

INTEREST EXPENSE

Interest expense for FY04 increased by $10,000, or 47.6%, to $21,000, compared to $11,000 for FY03, due primarily to usage of revolving lines of credit, leased equipment and shareholder loans.

NET LOSS

Net loss for FY04 increased by $102,000, or 55.1%, to $(287,000), compared to $(185,000) for FY03. As discussed above the increase was caused by the increase in research and development, marketing expenses, professional fees, and interest expense.

SEASONALITY

Sales of our disposable food service wares exhibit very little discernable seasonal fluctuation. In the last two years, the highest quarters were in the 2nd and 3rd quarters, and the lowest quarters were in the 1st and 4th quarters. This fluctuation was due to our selling finished products made from our resins. The product consisted primarily of disposable dinnerware used for outdoors, and lawn & leaf bags used for gardening related activities. Outdoors and Gardening activities are primarily occurring during Spring, Summer and the beginning of Fall. Sales were more important during the 2nd and 3rd quarter, which reflect this trend.

In general, management believes sales are slightly seasonal, with greater sales during the Company's second and third quarter, as shown in the table below in thousands.

                               First       Second       Third        Fourth
FY                            Quarter      Quarter      Quarter      Quarter
--------------------          -------      -------      -------      -------
2004                             70         164          272            110

2003                             15          93          101             86
--------------------          -------      -------      -------      -------

LIQUIDITY AND CAPTIAL RESOURCES

Our principal sources of capital have been cash flows from our operations, bank lines of credit and loans from the shareholders. The revolving lines of credit are secured by our personal property, now owned or hereafter acquired, and all proceeds of the foregoing (including insurance). In April, 2005, we sold 25,000,000 million shares to an investor, and received proceeds of $500,000.

We believe that additional capital resources, together with significant increases in revenues, is necessary to satisfy our planned financial requirements and agreements through at least the next twelve months. In addition, we believe that this additional funding may be required to further pursue the development and commercialization of our products and resins, before we will be able to reach profitability.

CASH FLOWS

We believe that existing capital and anticipated funds from operations may not be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the foreseeable future. Thereafter, if cash generated from operations is insufficient to satisfy the our capital requirements, we may have to sell additional equity or debt securities or obtain expanded credit facilities. In the event such financing is needed in the future, there can be no assurance that such financing will be available to our company, or, if available, that it will be in amounts and on terms acceptable to us. If cash flows from operations became insufficient to continue operations at the current level, and if no additional financing was obtained, then management would restructure our company in a way to preserve its resin and product business while maintaining expenses within operating cash flows.

INFLATION

We have not been affected materially by inflation, and no material effect is expected in the near future.

RECENT ACCOUNTING ANNOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the year ending December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is not expected to have a material impact on our results of operations.

REVENUE RECOGNITION

Our revenue recognition polices are in compliance with Staff accounting bulletin
(SAB) 101. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

INCOME TAXES

As of January, 2005, the tax status of our company changed to a C corporation. We believe, that due to our efforts to commercialize its products and resins, we will likely continue to incur losses for at least the next two quarters. We utilize SFAS No. 109, "Accounting for Income Taxes," which require the recognition of deferred tax assets and liabilities for future tax consequences attributable to financial statements carrying amounts to existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Since we have sustained operating losses the measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on our earnings are subject to taxation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the related Federal income taxes are the responsibility of our shareholders. However, we are responsible for payment of certain state income taxes.

DISCLOSURE ABOUT MARKET RISK

Our exposure to market risk is limited primarily to the fluctuation of the cost of raw materials. Raw materials used in our resins consist primarily of cornstarch, a commodity with a very constant price over the past 30 years. Cornstarch is manufactured from corn, which is grown in excess worldwide. Management does not anticipate any major changes in pricing in the foreseeable future.

We purchases Poly Lactic Acid (PLA) from NatureWorks, LLC., a Cargill wholly owned subsidiary. NatureWorks controls about 90% of the PLA market worldwide and therefore has a price control over the PLA costs. We have enjoyed a very close relationship with NatureWorks, LLC. in the past, and intends to enter into a Supply Agreement for several years in the months to come, primarily when we will have completed some of our equity funding.

                                    BUSINESS

History

      We were incorporated on September 29, 2001 in the State of Nevada under the name of Biocorp North America Inc. On March 18, 2005, we filed an amendment to our certificate of incorporation to change our name to Cereplast, Inc.

Overview

      We are engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. Our bio-based resins are made from renewable resources such as corn, wheat and potato starch, which are bio-degradable, bio-based and compostable. Our resins incorporate several natural ingredients including starch derived from corn starch, wheat starch or potato starch, poly lactic acid and other biodegradable components to insure the physical properties of the end product.

      We manufacture each of our resins at our facility to create various grades of our resins. We then sell our resins to plastic manufacturers. Each of our resins are thermoplastic and can be processed on conventional equipment for various applications including injection molding, thermoforming, blow molding and extrusions. As a result, plastic manufacturers do not need to change their equipment in order to accommodate our resins. We believe our resins provide plastic manufacturers with an environmentally safe and economically viable alternative to conventional, petroleum-based plastics.

Resins

      Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. We believe that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. We believe plastics that are manufactured with our resins address the combination of these challenges better than traditional alternatives.

      To date, our resins have been used to produce limited commercial quantities of foodservice ware including utensils, plates, cups and straws intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the U.S. government, universities/colleges, and retail operations. These products were manufactured using our resins which minimize the harmful impact on the environment without sacrificing competitive price or performance.

      Our resins are primarily made from abundantly available and low cost natural raw materials such as starch from annually renewable crops such as corn, wheat and potatoes. We believe that foodservice disposables made of our resins will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

      Our resins can be used in the following conventional processes:

      o     Injection molding to manufacture utensils, plates and cups.

      o     Thermoforming to manufacture cups and hard plates.

      o     Blow molding to manufacture film for compostable bags.

      o     Extrusion for paper lamination or for straws.

Industry Overview

      The end market for our resins encompass the entire plastic industry. However, we have elected to focus on the food service industry, which we believe is more environmentally sensitive and in need of environmentally friendly packaging.

      Our objective is to establish our resins as the preferred resin supplier for plastics manufacturers producing disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. Our approach for achieving this objective has been to:

      o manufacture our resins at our facility and to license our resin producing technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell our resins;

      o demonstrate customer acceptance and demand for our resins through key market leaders and environmental groups; and

      o     demonstrate  the   manufacturability  and  improved  economics  with
            initial strategic partners.

      We have commenced manufacturing of our resins and intend to license our patented technology to other manufacturers on a world wide basis. Our goal is to establish our resins as the preferred choice of large plastic manufacturers supplying the food service industry. Waste collection bags and foodservice ware made from our resins are currently sold through retail outlets such as Wild Oats, Whole Food Market and Walgreens primarily in areas where bio-degradable waste bags are mandated for the handling of compostable organic wastes or where food waste composting has been introduced.

      In addition to the United States, we believe the market opportunity for plastics made with our bio-degradable resins is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, we believe improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

Marketing

      In order to achieve our objective of establishing our resins as the preferred resin for plastic manufacturers producing disposable packaging in the foodservice industry, we intend to engage in the following marketing strategies:

      o develop resins for use in products which deliver comparable or greater performance, are competitively priced and offer environmental advantages as compared to traditional packaging alternatives

      o demonstrate customer demand as well as product performance and positioning

      o     educate the market and build awareness for the Nat-UR(R) brand

      o prove manufacturability and economics of foodservice packaging produced utilizing our resins

      o license our resin technology to strategic manufacturing partners to manufacture, market, distribute and sell plastics manufactured with our resin technology.

Manufacturing

      We manufacture our bio-based resins in our facility at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250. Our facility consists of an approximately 20,000 square foot manufacturing area, equipped with machine tools and other industrial equipment, plus storage for materials. This facility is adequate for our present manufacturing needs.

      Our manufacturing process for creating resins consists of blending the component ingredients of a proprietary composite material in an industrial mixer, then processing such ingredients through heat and extrusion with a custom designed extruder installed at our facility. The resins are subject to drying and packaged at the facility. We use Poly Lactic Acid (PLA) purchased from NatureWorks , LLC. (formerly Cargill Dow LLC) ("NatureWorks") and readily available natural raw materials, such as potato or corn starch, as well as natural organic compound and blend. All the ingredients are processed in very specific percentages according to proprietary formulations.

      Since our resins engineered from readily available, low-cost natural raw materials such as poly lactic acid and starch, we believe our products can be manufactured cost-effectively at commercial production levels. We have entered into an agreement with NatureWorks for the provision of poly lactic acid resins. In the event that we are unable to obtain poly lactic acid resins from NatureWorks our operations may be negatively impacted. All other materials, including starches are readily available. There are no exclusive suppliers for our other raw materials including the starches, which are available from numerous suppliers

      Over the past several years, we have devoted resources to develop finished products and to demonstrate the commercial viability of our resins. To date, we have produced limited amounts of resins on production lines but we have demonstrated that our proprietary resins can be processed on conventional equipment.

Intellectual Property

      We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. In addition, we have filed for patent and trademark protection for our proprietary technology. We were granted registration of our trademark, Nat-Ur(R) in the United States. We have filed for patent protection of our technology in the United States and in Europe. Our patent applications are pending and the patent application numbers are 10/788,542 and 10//789,549 in the United States. We can give no assurance that any such patent will be granted for our resin technology.

      We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights.

Competition

      Competition among resin providers for food and beverage container manufacturers in the foodservice industry is intense. Virtually all of these competitors have greater financial and marketing resources at their disposal than our company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of our resin. In addition, we also compete with companies that provide petroleum based raw materials to plastic manufacturers.

      Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced, or are attempting to develop, biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to products and processes utilizing their own resins or resins developed by our competitors.

Government Regulation

      The manufacture, sale and use of our resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers:

      o are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or

      o are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

      We believe that our resins are in compliance with all requirements of the FDA and do not require additional FDA approval. We cannot be certain, however, that the FDA will agree with these conclusions.

Research and Development

      We are currently researching new applications in various industries including agriculture, medical and electronics. Our research includes researching new methods of improving processing on conventional equipment and developing new material with higher heat resistance. In the medical field, we are researching the possibility of improving the strength of material and control the speed of biodegradation. For applications in the agriculture industry, we are studying the use of biodegradable resin to substitute certain part of equipment currently made of conventional petroleum based plastics. We are also studying tear resistance and overall strength of materials produced with our resins.

Description of Property

      We currently maintain our executive offices and research and development facilities at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. This facility consists of a 18,000 square foot manufacturing facility and approximately 2,000 square feet of office space. Our lease for these facilities requires that we pay $7,700 per month in rent. This facility is in good working condition and we expect this facility to satisfy our needs for the next 12 months.

Legal Proceedings

      We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Employees

      We have 3 full time employees and 3 part time employees. None of our employees are represented by a labor organization.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

------------------------------------------------------------------------
Name and Address          Age     Position
------------------------------------------------------------------------
Frederic Scheer           50      President, CEO and a Director
------------------------------------------------------------------------
Raylen Jensen             65      Director
------------------------------------------------------------------------
Brian Altounian           42      Director
------------------------------------------------------------------------
William Kelly             58      Senior Vice President - Technology
------------------------------------------------------------------------
Robert L. Dobbs           38      Vice President -Sales
------------------------------------------------------------------------
Russell Wegner            44      Vice President - Marketing and
                                  Regional Planning
------------------------------------------------------------------------

Frederic Scheer, our President, CEO and a director, became involved in the biodegradable plastics industry in 1994 when, serving as a financial consultant, he organized the buyout of Novamont, SpA, then a division of Montedison, an Italian resin manufacturer and research company. Subsequently, Mr. Scheer secured the exclusive distribution rights in North America for Mater-Bi(TM), a 100% biodegradable resin patented and produced by Novamont, and started distribution of Mater-Bi in North America. This platform allowed Mr. Scheer to access the emerging industry at that time. Mr. Scheer then created the Biodegradable Products Institute (BPI). Prior to his engagement in the biodegradable industry in 1994, Mr. Scheer worked at ING and Credit Suisse in Europe. Mr. Scheer holds a Doctor of Laws from the University of Paris, a Masters Degree in Finance and a Masters Degree in Political Sciences from Institut d'Etudes Politiques, Paris, France. Mr. Scheer, a US citizen is fluent in French, Spanish, Italian and English.

Raylen Jensen, director, has served since June 1994 as the President of Sunn Classic Pictures, a wholly owned subsidiary of Sunn Classic Pictures, Inc., where he is engaged in the financing, business planning and product acquisition in connection with film distribution. From 1990 to 1996, Mr. Jensen served as the President and Chief Operating Officer of Cofitras Entertainment, a video and motion pictures company.

Brian Altounian, director, has served since June 2003 as the Chairman and Interim CEO of XsunX, Inc. (OTCBB: XSNX) which is developing a solar technology that allows glass windows to produce electricity from the power of the sun. From January 2000 to June 2003, Mr. Altounian served as the Executive Vice President, CFO and COO of Main Course Technologies/Plyent, technology startup. Mr. Altounian received a BA in Psychology from the University of California - Los Angeles and an MBA from Pepperdine University.

William Kelly, Senior Vice President of Technology, has worked as a specialist in polymer product development for the last 26 years in which he has been involved in the development of thermoplastic materials. From 1999 to 2002, Mr. Kelly served as the Technical Service and Development manager for Hycail BV and from 1995 to 1998 as the Technical Service Manager for Chronpol Inc. Mr. Kelly graduated in 1976 from SUNY-Albany with a BS in Chemistry.

Robert Dobbs, Vice President - Sales, has over 12 years of experience in the restaurant industry and casual sining in packaging development. Among his past experience, Mr. Dobbs worked at Perseco in Chicago as Product manager from 1996 to 1997 and worked at Yum Brands Restaurants, the parent company for Pizza Hut, Taco Bell, KFC, Long John Silvers and A&W from 1997 to 2002. From 2002 to the present, Mr. Dobbs managed his own package consulting and national sales account agency. Mr. Dobbs hold a BS in Packaging from Michigan State University.

Russell Wegner, Vice President - Marketing and Regional Planning, has served since 2003 as the Vice President, Marketing and Regional Planning in our San Francisco office. From 1992 to present, Mr. Wegner has served as the President of Work of Art Catering, Inc., a company which he founded that is engaged in catering and event planning. Mr. Wegner has a Finance Degree and MBA in Management of Science, Technology, and Innovation from George Washington University.

      The above listed directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, and until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Our officers serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person. There is no family relationship between any of our executive officers or directors.

BOARD COMMITTEES

Audit Committee

      The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Jensen and Altounian, both of whom are considered to be independent. The audit committee held no meetings in 2004. Mr. Altounian serves as the financial expert on the Audit Committee.

Compensation Committee

      The compensation committee of the board of directors:

      o reviews and recommends to the board the compensation and benefits of our executive officers;

      o     administers our stock option plans and employee stock purchase plan;
            and

      o establishes and reviews general policies relating to compensation and employee benefits.

      The compensation committee consists of Messrs Scheer, Jensen and Altounian. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. During the past fiscal year the compensation committee had no meetings.

DIRECTOR COMPENSATION. Our directors do not receive any cash or other compensation for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board meetings.

Code of Ethics

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

                             EXECUTIVE COMPENSATION

      The following tables set forth certain information regarding our CEO and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000.

                           Summary Compensation Table

                                                 Annual Compensation                  Long Term Compensation
                                                 -------------------                  ----------------------

                                                                                 Securities          All Other
                                                                                 Underlying         Compensation
Name and Principal Position      Year          Salary ($)      Bonus ($)        Options (#s)             ($)
---------------------------      ----          ----------      ---------        ------------       ----------------
Frederic Scheer, President       2004             $0             $0                 0                     $0
                                 2003             $0             $0                 0                     $0
                                 2002             $0             $0                 0                     $0


Brain Altounian                  2004             $0             $0                 0                     $0
                                 2003             $0             $0                 0                     $0
                                 2002             $0             $0                 0                     $0

Raylan Jensen                    2004             $0             $0                 0                     $0
                                 2003             $0             $0                 0                     $0
                                 2002             $0             $0                 0                     $0

We did not pay to our Chief Executive Officer or any executive officer any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan in the years ended December 31, 2003 and December 31, 2004.

We do not have any defined benefit or actuarial plan with respect to our Chief Executive Officer or any executive officer under which benefits are determined primarily by final compensation and years of service.

Stock Option Grants in Last Fiscal Year

      We did not grant stock options during the year ended December 31, 2004.

Aggregate Option Exercises in Last Fiscal Year

      None of the named executive officers exercised options during the year ended December 31, 2004.

Employment Agreements

      We presently do not have any employment agreements. We have entered into the following agreements with our executive officers:

      o We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The term of the Memorandum is for a period of ten years and provides that a final, definitive agreement will be entered.

      o On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner.

      o     On August 22, 2003, we entered into an Agency  Agreement with Robert
            L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of June 28, 2005. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our Common Stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.

      Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 162,171,262 shares outstanding on June 28, 2005, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after June 28, 2005.


           Name and Address          Number of Shares Beneficially Owned               Percent of Class
--------------------------------------------------------------------------------------------------------
Frederic Scheer(1)(2)                                         117,800,000                        72.64%
--------------------------------------------------------------------------------------------------------
Raylen Jensen(1)                                                      -0-                         0.00%
--------------------------------------------------------------------------------------------------------
Brian Altounian(1)                                              1,000,000                             *
--------------------------------------------------------------------------------------------------------
William Kelly(1)                                               1,000,000-                             *
--------------------------------------------------------------------------------------------------------
Robert L. Dobbs(1)                                                495,000                             *
--------------------------------------------------------------------------------------------------------
Russell Wegner(1)                                               6,158,625                         3.80%
--------------------------------------------------------------------------------------------------------
Wings Fund, Inc. (3)                                           11,250,000                         6.94%
--------------------------------------------------------------------------------------------------------
Julie-Anne O'Rear                                              11,250,000                         6.94%
--------------------------------------------------------------------------------------------------------
All officers and directors as a                               126,453,625                        77.97%
Group (6 people)
--------------------------------------------------------------------------------------------------------

*     Less than one percent

** Address is c/o Cereplast, Inc., 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250

(1)   Officer and/or director of our company.

(2) Mr. Scheer beneficially owns such shares jointly with his wife, Jocelyne Scheer.

(3) Karen M. Graham is the sole owner of Wings Fund, Inc. Ms. Graham has voting and dispositive control over such shares held by Wings Fund, Inc.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

      We are authorized to issue up to 475,000,000 shares of common stock, $.0001 par value per share. As of June 28, 2005, there were 162,171,262 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The term of the Memorandum is for a period of ten years and provides that a final, definitive agreement will be entered.

      On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner.

      On August 22, 2003, we entered into an Agency Agreement with Robert L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts.

      Jocelyne Scheer, a shareholder of our company and the wife of Frederic Scheer, the President, CEO and a director of our company, has extended various loans to our company in the aggregate amount of approximately $340,000. These loans were consolidated into one loan on March 5, 2005. These loans bear interest at 6% and will be repaid not before June 2006. In the event that we default on this loan, we are required to pay the loan plus all interest and a penalty of $1,000 per day.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

      The selling stockholders will sell at the fixed price of $0.10 per share for the duration of the offering or until we are listed on the OTC Bulletin Board. If we are quoted on the OTC Bulletin Board the selling stockholders will be entitled to sell at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a  combination  of any such methods of sale;  and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. In the event that a successor to the named selling stockholder wishes to sell under this prospectus, we will be required to supplement the prospectus identifying such successor as a selling stockholder.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                            Shares Beneficially Owned                            Shares Beneficially Owned
                                            -------------------------                            -------------------------
                                            Prior to the Offering (1)                              After the Offering (2)
                                                                                 Total
                                                                                 Shares
         Name                                 Number            Percent        Registered           Number       Percent
         ----                               ----------          -------        ----------           ------       -------
WING'S FUND, INC.(4)                        11,250,000           6.94%         11,205,000             --            --
O'REAR, JULIE - ANNE                        11,250,000           6.94%         11,250,000             --            --
DIMITROV, TODOR                              1,500,000              **          1,500,000             --            --
ALTOUNIAN, BRIAN                             1,000,000              **          1,000,000             --            --
LEE, DAVID D.                                   10,000              **             10,000             --            --
WILCOX, GERALD                                  10,000              **             10,000             --            --
BELUSA, ERIC                                    10,000              **             10,000             --            --
SHERRING, DAVID & CARRIE                        10,000              **             10,000             --            --
ENG, SUSAN                                      10,000              **             10,000             --            --
DEKELAITA, LUKA J.                              10,000              **             10,000             --            --
BERK, ANDREW D.                                 10,000              **             10,000             --            --
VANMIDDLESWORTH, DAVID                          10,000              **             10,000             --            --
BALLENTINE, THOMAS                              10,000              **             10,000             --            --
COHEN, BRETT J. & KELLY A.                      10,000              **             10,000             --            --
ROYER, MARC & MELISSA                           10,000              **             10,000             --            --
KAISER, TIM & KRISTIN                           10,000              **             10,000             --            --
WAGNER, SCOTT                                   10,000              **             10,000             --            --
BRODWIN, HOWARD K.                              10,000              **             10,000             --            --
BOURYING, EDWARD                                10,000              **             10,000             --            --
PIWONKA-TOTTEN, SCOTT                           10,000              **             10,000             --            --
LEE, ESTHER                                     10,000              **             10,000             --            --
PETERS, RICHARD & MADELINE                      10,000              **             10,000             --            --
PETERS, DANIEL B. & ELISABETH H                 10,000              **             10,000             --            --
MADDEN, ANNE H.                                 10,000              **             10,000             --            --
VELEZ, LARRY & LORRIE                           10,000              **             10,000             --            --
SALARPOUR, NADEREH                              10,000              **             10,000             --            --
BLOOMQUIST, ERIK & PATRICIA                     10,000              **             10,000             --            --
BARTLING, STEVEN C. & YVONNE                    10,000              **             10,000             --            --

                                            Shares Beneficially Owned                            Shares Beneficially Owned
                                            -------------------------                            -------------------------
                                            Prior to the Offering (1)                              After the Offering (2)
                                                                                 Total
                                                                                 Shares
         Name                                 Number            Percent        Registered           Number       Percent
         ----                               ----------          -------        ----------           ------       -------
GORDON, STEVEN W. & MARY G.                     10,000              **             10,000             --            --
GUGGEMOS, WILLIAM L. & NANCY A.                 10,000              **             10,000             --            --
SPEAR, SAM & NANCY                              25,000              **             25,000             --            --
DZIAK, GEORGE & MARLENE                         10,000              **             10,000             --            --
WOODWARD, LARRY                                 10,000              **             10,000             --            --
VAGHAR, MOHAMMADALI                             10,000              **             10,000             --            --
SCHOENBORN, RHONDA                              10,000              **             10,000             --            --
WOODARD, RAE G.                                 10,000              **             10,000             --            --
BARRETT, IVAN                                   10,000              **             10,000             --            --
TAM, KENNETH                                    10,000              **             10,000             --            --
WONG, PATRICIA                                  10,000              **             10,000             --            --
ALTOUNIAN, ARTHUR & KELLI D.                    10,000              **             10,000             --            --
PIQUE - LONG, FRANK & FRANCESCA                 10,000              **             10,000             --            --
WOODARD, ANTHONY R. & WENDY                     10,000              **             10,000             --            --
WAGNER & HANFORD, SANDRA & RICHARD              10,000              **             10,000             --            --
SHAHESPEARE, STEVE                              10,000              **             10,000             --            --
BALLENTINE, LORA                                10,000              **             10,000             --            --
MARSHALL, ROGER & KIMBERLY                      12,000              **             12,000             --            --
STANDAERT, JAMES                                10,000              **             10,000             --            --
KING, ROBERT D.                                 30,000              **             30,000             --            --
KING, PAMELA                                    30,000              **             30,000             --            --
NEGRI, KARI                                     20,000              **             20,000             --            --
NESSEN, MICHAEL W.                              10,000              **             10,000             --            --
BYBEE-HUGHES, LYNLEE                            10,000              **             10,000             --            --
NEGRI, BRIAN                                    10,000              **             10,000             --            --
MILANO-NEGRI, FERN                              10,000              **             10,000             --            --
TAYENAKA, LAURIE & WALTER                       10,000              **             10,000             --            --
DOKO, LAUREN A.                                 10,000              **             10,000             --            --
WARREN, GARY G. & NANCY A.                      10,000              **             10,000             --            --
EASTMAN, PATRICK  & MELISSA                     10,000              **             10,000             --            --
BROWN, MICHAEL                                  20,000              **             20,000             --            --
AMOROSI, ARTHUR T.                              10,000              **             10,000             --            --
DZIAK, MARK & HAYLEY                            10,000              **             10,000             --            --
ALTOUNIAN, DONNA                                10,000              **             10,000             --            --
GILLEPSIE, STEVE                                10,000              **             10,000             --            --
HARRIS, JENNIFER                                10,000              **             10,000             --            --

                                            Shares Beneficially Owned                            Shares Beneficially Owned
                                            -------------------------                            -------------------------
                                            Prior to the Offering (1)                              After the Offering (2)
                                                                                 Total
                                                                                 Shares
         Name                                 Number            Percent        Registered           Number       Percent
         ----                               ----------          -------        ----------           ------       -------
DHILLON, HARINDER S.                            30,000              **             30,000             --            --
MAYFIELD, ALLAN                                 15,000              **             15,000             --            --
DONATELLI, MICHAEL                              20,000              **             20,000             --            --
DETTLING, MICHAEL                               10,000              **             10,000             --            --
NOVOA, ANTONIO A. & MARIA PILAR                 10,000              **             10,000             --            --
MUSTAIN, JAMES R. & GOHAR                       10,000              **             10,000             --            --
AVEDIAN, KRISTIANNE                             10,000              **             10,000             --            --
SALVO, RON                                      20,000              **             20,000             --            --
CHEEK, LISA                                     10,000              **             10,000             --            --
ROSS, TIMOTHY W. & PEGGUY M.                    10,000              **             10,000             --            --
EVANS JR., MICHAEL W.                           10,000              **             10,000             --            --
STEPHENSON, GARY                                10,000              **             10,000             --            --
CRANE, BRYAN G.                                 10,000              **             10,000             --            --
COGGINS, PAT                                    10,000              **             10,000             --            --
WINOGRAD, LISA                                  10,000              **             10,000             --            --
                                                                Total:         25,872,000


* Address is c/o Cereplast, Inc., 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250

**    Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)   Assumes that all securities registered will be sold.

(3)   Executive officer and director of our company.

(4) Karen M. Graham is the sole owner of Wings Fund, Inc. Ms. Graham has voting and dispositive control over such shares held by Wings Fund, Inc.

                                  LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. On October 19, 2004, we issued 1,500,000 shares to Sichenzia Ross Friedman Ference LLP in consideration for legal services provided to our company.

                                     EXPERTS

      ROSE , SNYDER & JACOBS, Independent Auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the period ended December 31, 2004 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent certified registered public accounting firm's opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cereplast, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS

                                 CEREPLAST, INC.

                              FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2005 and 2004 (unaudited)

         Balance Sheets                                                  F-1
         Statements of Operations                                        F-2
         Statement of Shareholders' Deficit                              F-3
         Statements of Cash Flows                                        F-4
         Notes to Financial Statements                                   F-5

For the Years Ended December 31, 2004 and December 31, 2003

         Report of Independent Registered Public Accounting Firm         F-7
         Balance Sheets                                                  F-8
         Statements of Operations                                        F-9
         Statement of Shareholders' Deficit                              F-10
         Statements of Cash Flows                                        F-11
         Notes to Financial Statements                                   F-12

                        CEREPLAST (formerly NAT-UR, INC.)
                              FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                                 BALANCE SHEETS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                  (Unaudited)

                                                                          2005           2004
                                                                       ---------       ---------
                                ASSETS

Current Assets
   Cash                                                                $      --       $  40,058
   Accounts Receivable, Net                                               67,043          54,086
   Inventory                                                             180,792         201,601
                                                                       ---------       ---------
                        Total Current Assets                             247,835         295,745
                                                                       ---------       ---------
Property and Equipment
   Property and Equipment                                                217,850         157,914
    Accumulated Depreciation and Amortization                            (40,647)        (16,359)
                                                                       ---------       ---------
                        Net Property and Equipment                       177,203         141,555
                                                                       ---------       ---------
Other Assets
   Intangibles, Net                                                        2,115           1,685
   Deposits                                                                8,142              --
                                                                       ---------       ---------
                        Total Other Assets                                10,257           1,685
                                                                       ---------       ---------
                        Total Assets                                   $ 435,295       $ 438,985
                                                                       =========       =========
                LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
   Bank Overdraft                                                      $   8,640       $      --
   Accounts Payable                                                      206,525         129,818
   Accrued Expenses                                                       46,908          14,603
   Credit Lines                                                           44,949          10,125
   Capital Leases, Current Portion                                        14,375           8,863
   Loan Payable, Current Portion                                           9,102              --
                                                                       ---------       ---------
                        Total Current Liabilities                        330,499         163,409
                                                                       ---------       ---------
Long-Term Liabilities
   Captial Leases                                                         59,636          17,295
   Loan Payable Debt                                                      32,943              --
   Shareholders' Loan                                                    163,974         248,829
                                                                       ---------       ---------
                        Total Long-Term Liabilities                      256,553         266,124
                                                                       ---------       ---------
                        Total Liabilities                                587,052         429,533
Shareholders' Deficit
      Preferred Stock, $0.001 par value;
      5,000,0000 authorized preferred shares;
      75,000 shares issued and outstanding                                    --              75
      Common Stock, $0.001 par value;
      475,000,000 authorized shares;
      134,961,156 shares issued and outstanding                          134,962         129,579
      Additional Paid in Capital                                         193,463         135,048
      Accumulated Deficit                                               (480,182)       (255,250)
                                                                       ---------       ---------
                        Total Shareholders' Deficit                     (151,757)          9,452
                                                                       ---------       ---------

                        Total Liabilities and Shareholders' Deficit    $ 435,295       $ 438,985
                                                                       =========       =========

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                  (Unaudited)


                                                    2005                 2004
                                                -------------       -------------
REVENUES                                        $     115,765       $      71,205

COST OF SALES                                          82,107              60,778
                                                -------------       -------------
             GROSS PROFIT                              33,658              10,427

OPERATING EXPENSES                                     63,761             105,778
                                                -------------       -------------
LOSS FROM OPERATIONS BEFORE OTHER EXPENSES            (30,103)            (95,351)

OTHER EXPENSES

  Interest                                             (7,652)             (4,170)
                                                -------------       -------------

                  NET LOSS                            (37,755)            (99,521)
                                                =============       =============

BASIC AND DILUTED LOSS PER SHARE                $       (0.00)      $       (0.00)
                                                =============       =============

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
  BASIC AND DILUTED                               132,567,128         125,379,054
                                                =============       =============

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                       STATEMENT OF SHAREHOLDERS' DEFICIT
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                  (Unaudited)


                                                                    Common stock                      Preferred stock
                                                             ----------------------------      ---------------------------
                                                               Shares           Amount           Shares            Amount
                                                             -----------      -----------      -----------       -----------
Balance, December 31, 2003                                   123,172,500      $   123,173               --       $        --

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                   --               --           75,000                75

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                 6,406,125            6,406               --                --

Net Loss                                                              --               --               --                --
                                                             -----------      -----------      -----------       -----------
Balance, March 31, 2004                                      129,578,625          129,579           75,000                75

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                     247,500              248               --                --

Net Loss                                                              --               --               --                --
                                                             -----------      -----------      -----------       -----------
Balance, December 31, 2004                                   129,826,125      $   129,827           75,000       $        75

Issuance of common stock in March, 2005 for cash
(2,000,331 common shares purchased at $0.02 per share)         2,000,031            2,000               --                --

Issuance of common stock in March, 2005 for cash
(660,000 common shares purchased at $0.03 per share)              660,000              660               --                --

Converted preferred shares to common shares                    2,475,000            2,475          (75,000)              (75)

Net Loss                                                              --               --               --                --
                                                             -----------      -----------      -----------       -----------

Balance, March 31, 2005                                      134,961,156      $   134,962               --       $        --
                                                             ===========      ===========      ===========       ===========


                                                              Additional
                                                               Paid-in         Accumulated
                                                               Capital           Deficit            Total
                                                             -----------       -----------       -----------
Balance, December 31, 2003                                   $     1,827       $  (155,729)      $   (30,729)

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)               74,925                --            75,000

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                    58,296                --            64,702

Net Loss                                                              --           (99,521)          (99,521)
                                                             -----------       -----------       -----------
Balance, March 31, 2004                                          135,048          (255,250)            9,452

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                       2,252                --             2,500

Net Loss                                                              --          (187,177)         (187,177)
                                                             -----------       -----------       -----------
Balance, December 31, 2004                                   $   137,300       $  (442,427)      $  (175,225)

Issuance of common stock in March, 2005 for cash
(2,000,031 common shares purchased at $0.02 per share)            37,975                --            39,975

Issuance of common stock in March, 2005 for cash
(660,000 common shares purchased at $0.03 per share)              20,588                --            21,248

Converted preferred shares to common shares                       (2,400)               --                --

Net Loss                                                              --           (37,755)          (37,755)
                                                             -----------       -----------       -----------

Balance, March 31, 2005                                      $   193,463       $  (480,182)      $  (151,757)
                                                             ===========       ===========       ===========

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                            STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                  (Unaudited)

                                                                                        2005           2004
                                                                                      --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Adjustment to reconcile net loss to net cash
  used in operating activities
Net loss                                                                              $(37,755)       (99,521)
Depreciation and amortization                                                            6,130          6,039
Common stock issued for services                                                            --         64,702
(Increase) Decrease in:

    Accounts Receivable                                                                (31,460)       (33,996)
    Inventory                                                                           13,381         14,185
    Deposits                                                                            (6,459)            --
Increase (Decrease) in:
    Accounts Payable                                                                   (13,915)       (26,802)
    Accrued Expenses                                                                   (12,591)       (21,588)
                                                                                      --------       --------

NET CASH USED IN OPERATING ACTIVITIES                                                  (82,669)       (96,981)
                                                                                      --------       --------

NET CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment, and intangibles                                     (4,382)          (295)
                                                                                      --------       --------


CASH FLOWS FROM FINANCING ACTIVITIES:
Book Overdraft                                                                           8,640             --
Advances from shareholders                                                              29,628             --
Payments on advances from shareholders                                                 (23,825)        (3,905)
Advances from Credit Lines                                                              12,736             --
Payments on Capital Leases                                                              (3,838)        (1,551)
Payments on Loan Payable                                                                (2,218)            --
Proceeds from issuance of preferred stock                                                   --         75,000
Proceeds from issuance of common stock                                                  61,223             --
                                                                                      --------       --------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                               82,346         69,544
                                                                                      --------       --------

NET DECREASE IN CASH                                                                    (4,705)       (27,732)

CASH, BEGINNING OF PERIOD                                                                4,705         67,790
                                                                                      --------       --------

CASH, END OF PERIOD                                                                   $     --       $ 40,058
                                                                                      ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                                      $  5,215       $  8,574
                                                                                      ========       ========

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
   During the three months ended March 31, 2005, the Company converted 75,000 preferred shares to 2,475,000 common stock with a value of $75,000; the Company had a stock split of 33 for 1; During the three months ended March
   31, 2004, the Company issued 6,406,125 shares valued at $64,702 for services

                     CEREPLAST, INC. (formerly NAT-UR, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

1.    ORGANIZATION AND LINE OF BUSINESS

      Organization

      Cereplast, Inc. (formerly NAT-UR, Inc.) (the "Company") was incorporated in the state of Nevada on September 29, 2001. The Company, based in Hawthorne and San Francisco, California, began commercial operations January 1, 2002 to provide products and services for biodegradable packaging and organic waste systems in the food service and beverage industries. The Company rents two warehouse spaces in California, and also has warehouse spaces in Connecticut and Mexico.

      The accompanying interim unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.
      Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements for the year ended December 31, 2004 and the notes thereto included in the Company's Annual Report.

      Line of Business

      The Company had developed a breakthrough technology to produce proprietary bio-based resins, which are used as substitutes for conventional petroleum-based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups, and straws. The Company also provides core procurement services in setting up specialized waste recovery processes for organic materials. This allows governments, businesses, communities, school and individuals in finding innovative ways to reach sustainability in the use and disposal of biodegradable packaging relying on organic material through sophisticated waste recovery systems.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies of Cereplast, Inc (formerly NAT-UR, Inc.) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      Liquidity and Going Concern

      The Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions.

                     CEREPLAST, INC. (formerly NAT-UR, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The Company has obtained funds from its shareholders since its' inception through March 31, 2005. Management believes this funding will continue, and is actively seeking new investors. In April, 2005 the Company issued 25,000,000 million shares to an investor and received proceeds of $500,000. Management believes that the Company may need additional capital and significant increases in revenue in order to continue operations and sustain profitability in the future.

3.    CAPITAL STOCK

      During the three months ended March 31, 2005 the Company increased its common shares authorized to 475,000,000; the Company issued 2,000,031 shares of common stock with a value of $39,975; the Company issued 660,0000 shares of common stock with a value of $21,248; the Company converted 75,000 shares of preferred stock to 2,475,000 common shares with a value of $75,000; and the Company authorized a thirty-three for one split of the Company's common shares for every one share of stock already issued. During the three months ended March 31, 2004, the Company issued 75,000 shares of preferred stock for cash of $75,000; and 6,406,125 shares of common stock for services valued at $64,702.

4. RELATED PARTY

      At March 31, 2005 and 2004 the loans in the amount of $163,974 and $248,829, respectively, are from the shareholders, and bear interest payable at the rate of 6% per year. The principal is due in June 2006.

                        REPORT OF INDEPENDENT REGISTERED

                             PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Cereplast, Inc. (formerly Nat-Ur, Inc.)

      We have audited the accompanying balance sheets of Cereplast, Inc. (formerly Nat-Ur, Inc.) (the "Company") as of December 31, 2003 and 2004 and the related statements of operations, shareholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cereplast, Inc. (formerly Nat-Ur, Inc.) as of December 31, 2003 and 2004, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit during the years ended December 31, 2003 and 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Public Accountants

Encino, California
June 21, 2005

              CEREPLAST, INC. (formerly NAT-UR, INC.)
                                 BALANCE SHEETS

             FOR THE FISCAL YEARS ENDED DECEMBER 31, 2004 AND 2003

                                      ASSETS

                                                                          2004             2003
                                                                        ---------       ---------
Current Assets

   Cash                                                                 $   4,705       $  67,790
   Accounts Receivable, Net (Note 2)                                       35,582          20,090
   Inventory                                                              194,173         215,786
                                                                        ---------       ---------
                        Total Current Assets                              234,460         303,666
                                                                        ---------       ---------

Property and Equipment

   Property and Equipment (Note 2)                                        159,209         156,000

    Accumulated Depreciation and Amortization                             (34,607)        (10,500)
                                                                        ---------       ---------
                       Net Property and Equipment                         124,602         145,500
                                                                        ---------       ---------

Other Assets

   Intangible Assets, Net                                                   2,205           1,775
   Deposits                                                                 1,684              --
                                                                        ---------       ---------
                       Total Other Assets                                   3,889           1,775
                                                                        ---------       ---------

                       Total Assets                                     $ 362,951       $ 450,941
                                                                        =========       =========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities

   Accounts Payable                                                     $ 220,442       $ 156,620
   Credit Lines (Note 5)                                                   32,212          10,125
   Accrued Expenses                                                        59,590          62,191
   Capital Leases, Current Portion (Note 6)                                 8,863              --
   Loan Payable, Current Portion (Note 7)                                   9,102              --
                                                                        ---------       ---------
                      Total Current Liabilities                           330,209         228,936
                                                                        ---------       ---------

Long-Term Liabilities

   Captial Leases (Note 6)                                                 14,635              --
   Loan Payable (Note 7)                                                   35,162              --
   Shareholders Loan                                                      158,170         252,734
                                                                        ---------       ---------
                       Total Long-Term Liabilities                        207,967         252,734
                                                                        ---------       ---------

                       Total Liabilities                                  538,176         481,670

Shareholders' Deficit
      Preferred Stock, $0.001 par value;
      5,000,0000 authorized preferred shares;

      75,000 shares issued and outstanding                                     75              --
      Common Stock, $0.001 par value;
      475,000,000 authorized shares;
      129,826,125 shares issued and outstanding                           129,827         123,173
     Additional Paid in Capital                                           137,300           1,827
     Accumulated Deficit                                                 (442,427)       (155,729)
                                                                        ---------       ---------
                      Total Shareholders' Deficit                        (175,225)        (30,729)
                                                                        ---------       ---------

                      Total Liabilities and Shareholders'  Deficit      $ 362,951       $ 450,941
                                                                        =========       =========


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, Inc.)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                     2004                2003
                                                -------------       -------------
REVENUES                                        $     616,508       $     295,314

COST OF SALES                                         577,438             312,991
                                                -------------       -------------

             GROSS PROFIT                              39,070             (17,677)

OPERATING EXPENSES                                    304,582             156,411
                                                -------------       -------------

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES           (265,512)           (174,088)

OTHER EXPENSES

  Interest                                            (21,186)            (11,450)
                                                -------------       -------------

                  NET LOSS                      $    (286,698)      $    (185,538)
                                                =============       =============

BASIC AND DILUTED LOSS PER SHARE                $       (0.00)      $       (0.00)
                                                =============       =============

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
      BASIC AND DILUTED                           128,546,583         108,478,920
                                                =============       =============


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, Inc.)
                       STATEMENT OF SHAREHOLDERS' DEFICIT
               FOR THE TWO YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                           Common stock                     Preferred stock
                                                                     ----------------------------      ----------------------------
                                                                        Shares          Amount           Shares           Amount
                                                                     -----------      -----------      -----------      -----------
Balance at December 31, 2002                                             825,000      $       825               --               --

Issuance of common stock in February, 2003 to founders
(A 10 for 1 share split on founders shares issued)                     7,425,000            7,425               --               --


Issuance of common stock in February, 2003 to founders               110,797,500          110,798               --               --

Issuance of common stock in September, 2003 for cash
(1,729,926 common shares purchased at $0.02 per share)                 1,729,926            1,730               --               --

Issuance of common stock in September, 2003 from conversion
 of debt (2,395,074 common shares purchased at $0.02 per share)        2,395,074            2,395               --               --

Net Loss                                                                      --               --               --               --
                                                                     -----------      -----------      -----------      -----------

Balance, December 31, 2003                                           123,172,500      $   123,173               --      $        --

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                           --               --           75,000               75

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                         6,406,125            6,406               --               --

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                             247,500              248               --               --

Net Loss                                                                      --               --               --               --
                                                                     -----------      -----------      -----------      -----------

Balance, December 31, 2004                                           129,826,125      $   129,827           75,000      $        75
                                                                     ===========      ===========      ===========      ===========

                                                                     Additional
                                                                       Paid-in         Accumulated
                                                                       Capital            Deficit           Total
                                                                      -----------       -----------      -----------
Balance at December 31, 2002                                         $    24,175       $    29,809       $    54,809

Issuance of common stock in February, 2003 to founders
(A 10 for 1 share split on founders shares issued)                        (7,425)               --                --


Issuance of common stock in February, 2003 to founders                  (110,798)               --                --

Issuance of common stock in September, 2003 for cash
(1,729,926 common shares purchased at $0.02 per share)                    40,208                --            41,938

Issuance of common stock in September, 2003 from conversion
 of debt (2,395,074 common shares purchased at $0.02 per share)           55,667                --            58,062

Net Loss                                                                      --          (185,538)         (185,538)
                                                                      -----------       -----------      -----------

Balance, December 31, 2003                                           $     1,827       $  (155,729)      $   (30,729)

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                       74,925                --            75,000

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                            58,296                --            64,702

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                               2,252                --             2,500

Net Loss                                                                      --          (286,698)         (286,698)
                                                                      -----------       -----------      -----------

Balance, December 31, 2004                                           $   137,300       $  (442,427)      $  (175,225)
                                                                      ===========       ===========      ===========


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                         2004                2003
                                                                                      ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                              $   (286,698)      $   (185,538)
Adjustment to reconcile net loss to net cash
  used in operating activities
Depreciation and amortization                                                               24,347             10,740
Common stock issued for services                                                            67,202             58,062
(Increase) Decrease in:

    Accounts receivable                                                                    (15,492)            (3,700)
    Inventory                                                                               21,613           (128,664)
    Deposits                                                                                (1,684)
Increase (Decrease) in:
    Accounts payable                                                                        89,822             94,785
    Accrued Expenses                                                                        (2,601)            62,191
    Unearned Revenue                                                                            --               (922)
                                                                                      ------------       ------------

NET CASH USED IN OPERATING ACTIVITIES                                                     (103,491)           (93,046)
                                                                                      ------------       ------------

NET CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment, and intangibles                                         (2,170)           (69,589)
                                                                                      ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders                                                                  38,749            188,523
Payments on advances from shareholders                                                    (133,313)           (31,750)
Advances from Credit Lines                                                                  22,087             10,125
Payments on Capital Leases                                                                  (4,211)                --
Payments on Loan Payable                                                                    (5,736)                --
Proceeds from Loan Payable                                                                  50,000                 --
Proceeds from issuance of preferred stock                                                   75,000                 --
Proceeds from issuance of common stock                                                          --             41,938
                                                                                      ------------       ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   42,576            208,836
                                                                                      ------------       ------------

NET INCREASE (DECREASE) IN CASH                                                            (63,085)            46,201

CASH, BEGINNING OF YEAR                                                                     67,790             21,589
                                                                                      ------------       ------------

CASH, END OF YEAR                                                                     $      4,705       $ 67,790,705
                                                                                      ============       ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                                      $      8,574       $         --
                                                                                      ============       ============

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
   During the year ended December 31, 2004, the Company issued 6,653,625 shares valued at $67,202 for services; In addition, the Company purchased $27,709 of molds and equipment under capital leases. During the year ended December 31, 2003, the Company issued 118,222,500 shares to founders, and the Company issued 2,395,074 shares from converted debt of $58,062. In addition, shareholders purchased $15,946 of computer equipment on behalf of the Company

Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


1.    ORGANIZATION AND LINE OF BUSINESS

      Organization

      Cereplast, Inc. (formerly NAT-UR, Inc.) (the "Company") was incorporated in the state of Nevada on September 29, 2001. The Company, based in Hawthorne and San Francisco, California, began commercial operations January 1, 2002 to provide products and services for biodegradable packaging and organic waste systems in the food service and beverage industries. The Company rents two warehouse spaces in California, and also has warehouse spaces in Connecticut and Mexico.

      Line of Business

      The Company has developed a breakthrough technology to produce proprietary bio-based resins, which are used as substitutes for conventional petroleum-based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups, and straws. The Company also provides core procurement services in setting up specialized waste recovery processes for organic materials. This allows governments, businesses, communities, schools and individuals in finding innovative ways to reach sustainability in the use and disposal of biodegradable packaging relying on organic material through sophisticated waste recovery systems.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies of Cereplast, Inc. (formerly NAT-UR, Inc.) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      Liquidity and Going Concern

      The Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions.

      As discussed in note 6, the Company has obtained funds from its shareholders since its' inception through 2004. Management believes this funding will continue, and is actively seeking new investors. As discussed in Note 9, in April, 2005 the Company issued 25,000,000 million shares to an investor and received proceeds of $500,000. Management believes that the Company may need additional capital and significant increases in revenue in order to continue operations and sustain profitability in the future.

      Revenue Recognition

      Revenue is recognized when products are shipped to a customer.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Cash and Cash Equivalent

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

      Accounts Receivable

      The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management performs a review of the receivables past due from the customers on a monthly basis and reserves against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was $0 and $6,710 as of December 31, 2004 and 2003, respectively.

      Inventories

      Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consists of bio-based resins and food service items.

      Property and Equipment

      Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between 5-7 years. Repairs and maintenance expenditures are charged to expense as incurred. Property and Equipment consist of:

                                               2004        2003
                                            --------    --------
           Molds                            $126,000    $126,000
           Dryers                             11,800      11,800
           Equipment                           2,556       1,056
           Computer Equipment                 18,853      17,144
                                            --------    --------
                                             159,209     156,000
           Less Accumulated Depreciation      34,607      10,500
                                            --------    --------

           Net Property and Equipment       $124,602    $145,500
                                            ========    ========

      Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, approximate their fair value because of their short maturities.

      Advertising

      The Company expenses advertising costs as incurred. Advertising costs for the year ended December 31, 2004 and 2003 were $6,937 and $23,238, respectively.

      Research and Development Costs

      Research and development costs are charged to expense as incurred. These cost consist primarily of outside costs. The costs for the years ended December 31, 2004 and 2003 were $60,908 and 39,109 respectively.

      Income Taxes

      The Company's earnings are subject to taxation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the related Federal income taxes are the responsibility of the Company's shareholders. However, the Company is responsible for payment of certain state income taxes.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Common Shares

      All common share amounts give effect to a thirty-three for one stock split that occurred in the first quarter of 2005 (see Note 9).

      Loss per Share Calculations

      The Company adopted Statement of Financial Standards ("SFAS") No. 128 for the calculation of "Loss per Share". SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company's diluted loss per share is the same as the basic loss per share for the year ended December 31, 2004 and 2003 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

      Recently Issued Accounting Pronouncements

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the year ending
      December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is not expected to have a material impact on our results of operations.

3.    CASH AND CASH EQUIVALENTS

      The Company maintains cash deposits at banks located in California. Deposits at each bank, are insured by the Federal Deposit Insurance Corporation up to $100,000.

4.    CAPITAL STOCK

      At December 31, 2002, the Company's $0.001 par value common stock authorized was 75,000 shares. During the year ended December 31, 2003 the Company increased its common shares authorized to 7,500,000 and Preferred shares authorized to 5,000,000. On February 23, 2003 the Company authorized a ten for one split of the Company's common shares already issued to the founders. During the years ended December 31, 2004 and 2003 the Company issued 118,222,500 founder shares of common stock; 1,729,926 shares of common stock for cash of $41,938; 2,395,074 shares of common stock for conversion of debt of $58,062; 75,000 shares of preferred stock for cash of $75,000; and 6,653,625 shares of common stock for services valued at $67,202. Subsequent to year end, the Company increased its authorized shares to 475,000,000, and effected a thirty-three for one stock split (see Note 9).

      During the year ended December 31, 2004, the Board of Directors adopted the 2004 Stock Option Plan. At December 31, 2004, no options were issued.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


5.    REVOLVING LINES OF CREDIT

      The Company has a revolving line of credit of $25,000 at both December 31, 2004 and 2003. The borrowings under the credit line as of December 31, 2004 and 2003 was $24,125 and $10,125 respectively. The credit line expires on November 7, 2006. The rate of interest is tied to the prime index. As of December 31, 2004 and 2003, interest expense was $2,153 and $64 respectively.

      At December 31, 2004 the Company has another revolving line of credit of $20,000. The borrowings under this credit line were $7,205. The interest rate is prime plus 8.75%, with an annual fee of $150 and a credit protection fee of $0.35 per $100 average daily balance.

      Also, the Company has a cash reserve line of credit for $1,000 tied to a credit card with an interest rate of 16.80%. The balance as of December 31, 2004 was $882.

6.    CAPTIAL LEASE OBLIGATIONS

      During the year ended December 31, 2004, the Company entered into three Capital leases. At December 31, 2004, capital lease obligations are as follows:

         Capital lease at 20% interest, with monthly principal and interest payments of
           $674 due December 2008, secured by mold equipment.
           The purchase option at the end of the lease  is $1.00                           $21,987

         Capital lease at 32% interest, with monthly principal and interest payments of $47 due February 2008, secured by a computer. The
           purchase option at the end of the lease is $1.00                                  1,098

         Capital lease at 32% interest, with monthly principal and interest payments of
         $18 due February 2008, secured by computer equipment.
         The purchase option at the end of the lease is $1.00                                  414
                                                                                           -------
                                                                                            23,499

         Less current portion                                                                8,863
                                                                                           -------

                                                                                           $14,636
                                                                                           =======

      Future payments on capital lease obligations are as follows:

                    Years ending
                   December 31,
          --------------------------------
                        2005                           $  8,863
                        2006                              8,863
                        2007                              8,863
                        2008                              8,219
                                                       --------
                   Total Payments                        34,808
               Less Interest portion                     11,309
                                                       --------

          Present value of future payments             $ 23,499
                                                       ========


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

6.    CAPTIAL LEASE OBLIGATIONS (Continued)

      Leased assets under capital obligations, comprised of warehouse equipment, and computer equipment are as follows at December 31, 2004:

         Assets under capitalized leases            $27,709
         Accumulated amortization                     5,547
                                                    -------
                                                    $22,162

      The assets have been recorded under property and equipment, and are being amortized over the estimated lives of the assets leased. Amortization of assets leased is included in depreciation and amortization expense.

7.    LOAN PAYABLE

      During the year ended December 31, 2004, the Company obtained a term loan payable in the amount of $50,000, which bears interest at the rate of 6.75% per annum, and matures in 2009. The monthly payments are $984 with principal and interest. The future payments on the loan payable is as follows:



                              Years ending
                              December 31,
                      --------------------------------

                                    2005                        $  9,102
                                    2006                           9,736
                                    2007                          10,413
                                    2008                          11,139
                                    2009                           3,874
                                                                --------
                                                                  44,264

            Less Current Portion of Loan Payable                   9,102
                                                                --------

            Long Term Portion of Loan Payable                   $ 35,162
                                                                ========

8.    RELATED PARTY

      At December 31, 2004 and 2003, the loans in the amount of $158,170 and $252,734, respectively, are from the shareholders, and bear interest payable at the rate of 6% per year. The principal is due in June 2006.

      During the year ended December 31, 2003 the Company issued 118,222,500 shares to the founders of the company.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

9.    CONCENTRATIONS

      Customers

      Sales to one customer accounted for approximately 18% of the Company's total sales for the year ended December 31, 2004 and sales to three customers accounted for approximately 52% of the Company's total sales for the year ended December 31, 2003. Accounts receivable from four other customers accounted for approximately 67% of total accounts receivable at December 31, 2004 and accounts receivable from three other customers accounted for approximately 58% of total accounts receivable at December 31, 2003.

      Suppliers

      Purchase from one vendor accounted for approximately 42% of the Company's total purchases for the year ended December 31, 2004 and purchases from four vendors accounted for approximately 62% of the Company's total purchases for the year ended December 31, 2003. Accounts payable to the same vendor was approximately 49% of the Company's total accounts payable at December 31, 2004 and accounts payable to the same four vendors was approxiamtely 80% of the Company's total accounts payable at December 31, 2003.



10.   SUBSEQUENT EVENTS

      Capital Stock

      During the first quarter of 2005, the Company issued 2,660,031 common shares for cash of $61,223; converted 75,000 preferred shares to 2,475,000 common shares for $75,000; increased its authorized common shares to 475,000,000; and authorized a thirty-three for one split.

      In April, 2005, the Company sold 25,000,000 million shares to an investor, and received proceeds of $500,000.

      Tax Status

      As of January, 2005 the status of the corporation changed from a Subchapter S Corporation to a C Corporation.

      Rental Lease

      In January, 2005, the Company entered into a sublease and lease agreement for office and warehouse space. The sublease commenced in February, 2005 with monthly rents of $3,200, and expires in July, 2006. Upon expiration of the sublease, the Company will lease the same space, which will commence in August 2006 with monthly rents of $4,550, and expires in January, 2010.

      Capital Leases

      The Company entered into four capital leases for purchase of equipment. The capital leases are as follows:

            Capital lease at 15% interest, with monthly principal and interest payments of $513 due January, 2010, secured by mold equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 22% interest, with monthly principal and interest payments of $820 due December, 2007, secured by mold equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 12% interest, with monthly principal and interest payments of $214 due November, 2007, secured by equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 22% interest, with monthly principal and interest payments of $150 due February, 2008, secured by equipment. The purchase option at the end of the lease is $1.00.

      Line of Credit

      The Company obtained a credit line in the amount of $25,000, which bears interest at the rate of prime plus 5.75%. The monthly payments vary based on the amount outstanding on the line of credit. The outstanding balance to date is zero.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                           $    304.51
Accounting fees and expenses                     45,000.00*
Legal fees and expenses                          50,000.00*
Miscellaneous                                     5,000.00
                                               -----------
                                    TOTAL      $100,304.51*
                                               ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      In 2002, Cereplast, Inc. (the "Company") issued 800,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.

      In February 2003, the Company issued 7,202,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.

      In February 2003, the Company issued 110,797,500 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.

      In September 2003, the Company issued 1,729,926 shares of common stock to Nathalie Leblanc in consideration for cash in the amount of $41,937.

      In September 2003, the Company issued 2,395,074 shares of common stock to Nathalie Leblanc in consideration for the conversion of debt in the amount of $58,062.

      In March 2004, the Company issued 6,158,625 shares of common stock to Russell Wegner in consideration for services rendered to the Company.

      In March 2004, the Company issued 247,500 shares of common stock to Matthew Penrose in consideration for services rendered to the Company.

      In March 2004, the Company issued 247,500 shares of common stock to Stephan Garden in consideration for services rendered to the Company.

      In March 2005, the Company issued 2,000,031 shares of common stock to Philippe Paumier in consideration for cash in the amount of $40,000.

      In March 2005, the Company issued 660,000 shares of common stock to Sam & Jacqueline Benharros in consideration for cash in the amount of $21,200.

      In March 2005, the Company issued 2,475,000 shares of common stock to Nathalie Leblanc in consideration for the conversion of preferred shares of stock of the Company.

      To obtain funding for our ongoing operations, pursuant to an offering conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, we sold 872,000 shares of common stock to accredited investors at a price of $0.10 per share for aggregate consideration of $87,200.

      *All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Cereplast, Inc., a Delaware corporation.

Exhibit
Number            Description

3.1               Articles of Incorporation.

3.2 Certificate of Amendment to the Articles of Incorporation dated February 26, 2003

3.3 Certificate of Amendment to the Articles of Incorporation dated July 19, 1004

3.4 Certificate of Amendment to the Articles of Incorporation dated March 18, 2005

3.5               Bylaws

5.1               Sichenzia Ross Friedman Ference LLP Opinion and Consent

14.1              Code of Ethics

23.1              Consent of ROSE , SNYDER & JACOBS

23.2              Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Hawthorne, California, on July 1, 2005.

                                 CEREPLAST, INC.

                     By: /s/Frederic Scheer
                     ---------------------------------------------------------
                     Frederic Scheer, President, Chief Executive Officer, Principal Accounting Officer and Director


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                     By: /s/Frederic Scheer
                     ---------------------------------------------------------
                     Frederic Scheer, President, Chief Executive Officer, Principal Accounting Officer and Director

                     By: /s/Raylen Jensen
                     ---------------------------------------------------------
                     Raylen Jensen, Director

                     By: /s/Brian Altounian
                     ---------------------------------------------------------
                     Brian Altounian, Director